EXHIBIT 10.12

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into on the 7th day of June, 2001 (the “Effective Date”), by and between Gene Logic Inc., a Delaware corporation (the “Company”), and Michael J. Brennan (the “Executive”).

     WHEREAS, there currently exists an employment agreement dated December 1, 1995 by and between the Executive and the Company; and

     WHEREAS, the Executive and the Company wish to terminate the existing employment agreement dated December 1, 1995; and

     WHEREAS, the Company desires to secure the services of the Executive, and the Executive desires to work for the Company, all pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, the Company is engaged in the “Business” of research, development, commercialization and sales of genomics information and bioinformatics products related to gene activity in human disease and toxicity.

     NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

     1.     Employment, Duties and Acceptance.

              1.1       Employment. (a) Effective upon the Effective Date, the Company shall employ the Executive as its Director of Strategic Initiatives. In such capacity, the Executive shall perform such duties and assume such other responsibilities as may be assigned by the Chairman of the Board of Directors of the Company from time to time, provided such duties are commensurate with Executive’s position with the Company. If nominated and elected, the Executive shall also serve on the Board of Directors of the Company, without any additional compensation. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

              (b) The Executive shall devote his time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him.

           1.2       Place of Employment. The Executive’s principal place of employment shall be in the Baltimore-Washington, D.C. metropolitan area, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of the Baltimore-Washington, D.C. metropolitan area during the Term unless the Company provides relocation benefits acceptable to the Executive in his sole discretion.

     2.     Term of Employment.

              2.1       Employment Period. Unless terminated earlier in accordance with the provisions of this Agreement, the Executive’s employment hereunder shall continue until the later to occur of (i) December 31, 2002, or (ii) the applicable anniversary date of any extension of this Agreement as provided in Section 2.2 (the “Term”).

              2.2       Extension. On December 31, 2002, and on an annual basis thereafter, the Term shall be extended for an additional one-year period unless the Company or the Executive notifies the other in writing at least ninety (90) days prior to such anniversary date of its or his election, in its or his sole discretion, not to extend the term of this Agreement.

     3.     Compensation.

              3.1       Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary of $50,000 per annum (the “Base Salary”) less such deductions as shall be required to be withheld by applicable laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, not less frequently than monthly. The Executive’s Base Salary shall be reviewed at least annually and may be increased (but not decreased) based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

              3.2       Participation in Executive Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, or similar benefit plan of the Company which may be available to other comparable executives of the Company generally on the same terms as such other executives.

              3.3       Paid Time Off. The Executive shall not be eligible to receive Paid Time Off (“PTO”).

              3.4       Expenses. Subject to such policies as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all ordinary, necessary and reasonable expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, computer equipment, mobile telephones, and the like) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Board of Directors may require.

              3.5.       Withholding. The Company is authorized to withhold from the amount of any Salary and bonuses and any other things of value paid to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

     4.     Termination.

              4.1       General. The employment of the Executive hereunder shall terminate as provided in Section 2, unless earlier terminated in accordance with the provisions of this Section 4.

              4.2       Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

              4.3       Death or Disability of Executive.

              (a)       The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

              (b)       For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform each of the material duties of the Executive required hereby, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination, in each case based upon medically available reliable information, and the provision of clear and convincing evidence by the Company of the Executive’s inability substantially to perform each material duty hereunder in support of such determination by the physician.

              (c)       Any leave on account of illness or temporary disability which is short of “Total Disability” shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement “for good cause”

due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

              4.4       Termination For Good Cause. The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for “good cause” (as defined below), provided, however, that if the reason for termination for “good cause” is susceptible of cure, the Executive shall have a period of thirty (30) days after such written notice to effect a cure. “Good cause” means (i) the material failure of the Executive to perform his duties under this Agreement which failure materially adversely affects the Company or its business after notice and a reasonable opportunity to cure; (ii) willful malfeasance by the Executive in connection with the performance of his duties under this Agreement that could in the good faith judgment of the Board (x) have a material adverse impact on the Company’s business, (y) subject the Company to criminal penalties in excess of $50,000, or (z) result in the incarceration of any officer, director or employee of the Company; (iii) the Executive being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) fraud or embezzlement against the Company; (v) the failure of the Executive to obey in all material respects any proper written direction of the Board that is not inconsistent with this Agreement and which has a material adverse effect on the Company; or (vi) the violation by the Executive of the non-competition provisions of Section 5 of this Agreement.

              4.5       Termination For Good Reason. The Executive may resign (and thereby terminate his employment under this Agreement) at any time for “good reason” (as defined below), upon not less than thirty (30) days’ prior written notice to the Company specifying in reasonable detail the reason therefor, provided, however, that if the reason for resignation for “good reason” is susceptible of cure, the Company shall have a period of thirty (30) days after such written notice to effect a cure. For purposes of this Agreement, “good reason” shall mean (i) any material failure by the Company to comply with any material obligation imposed by this Agreement; (ii) a substantial reduction in the Executive’s title, position, duties or responsibilities; (iii) the Company’s requiring the Executive to be based at any office or location outside the Baltimore-Washington D.C. metropolitan area; (iv) the Company’s creation of working conditions that a reasonable person in the Executive’s position would consider unreasonable or intolerable; or (v) a failure by a successor to the Company to assume all of the obligations of this Agreement.

              4.6       Payments Upon Termination.

              (a)       In the event the Executive’s employment is terminated by the Company without “good cause,” or by the Executive for “good reason,” then the following provisions shall apply; provided, however, if the Executive is eligible for Change of Control Severance Benefits set forth on Exhibit A attached hereto and incorporated by reference herein, then the provisions set forth on Exhibit A shall apply in lieu of the following: the Company shall pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 of this Agreement had the Executive remained in the employ of the Company for a period of six (6) months from the date of termination (the “Termination Payment Period”). Such payments shall be paid in a lump sum. The Company shall have no further liability to the Executive pursuant to this Section 4.6(a), including, without limitation, any liability to pay the Executive any severance, bonus or any other compensation.

              (b)       In the event the Executive’s employment is terminated (i) pursuant to Section 2, (ii) by the Company for “good cause,” or (iii) by the Executive without “good reason,” then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary accrued through the date of termination of his employment.

              (c)       In the event the Executive’s employment is terminated (i) by the Company without “good cause,” or (ii) by the Executive for “good reason,” then the Company waives, releases and remises (i) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled to by reason of any termination of this Agreement; and (ii) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

              (d)       Upon termination of Executive’s employment for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, all amounts accrued or vested prior to such termination (including a pro rata amount with respect to any Incentive Bonus under Section 3.2 for the portion of the year during which death or Total Disability occurred); provided, however, if the Executive’s employment is terminated due to death or Total Disability on or within thirteen (13) months following the effective date of a Change of Control, then the provisions set forth on Exhibit A shall apply in lieu of the foregoing. The Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Section 4.6(d), including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, bonus or any other compensation

              4.7       No Disparaging Comments Upon Termination.

              Upon termination of this Agreement, the Company will refrain from making any disparaging remarks about the Executive. Similarly, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the Company or any of its affiliates.

     5.     Certain Covenants of the Executive.

              5.1       Necessity for Covenants. The Executive acknowledges that (i) the Company is engaged and will in the future be engaged in the Business as described in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the Company; and (iii) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

              5.2       Definitions.

              (a)       “Company” for purposes of this Article 5 shall include the Company and all of the Company’s majority owned subsidiaries and affiliates.

              (b)       “Business Contact” shall mean any (i) customer which has purchased goods or services provided by the Company during the Term, (ii) prospective customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the Company to the prospective customer, or (iii) provider of goods or services to the Company.

              (c)       “Service Area” means the geographic area in which the Company markets and sells its goods and services.

              5.3       Restrictions. During the Term and for a period of one (1) year after the date (the “Termination Date”) the Executive’s employment hereunder is terminated (the “Restricted Period”), the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, director, sole proprietor, or otherwise:

              (a)       call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same or similar to those the Company provided to the Business Contact or to engage the Business Contact to provide goods or services which are the same or similar to those the Business Contact provided to the Company to any other person, firm, corporation or other entity;

              (b)       solicit, participate in or promote the solicitation of any person who was employed by the Company at any time during the twelve (12) months preceding the Termination Date to leave the employ of the Company, or hire or engage any of those persons;

              (c)       make any disparaging remarks about the Company’s business, services or personnel;

              (d)       interfere in any way with the Company’s business, prospects or personnel; or

              (e)       become affiliated with or render services to any person engaged in any business that competes with the Business within the Service Area, directly or indirectly, in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee or consultant; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

              5.4       Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 5.1 through 5.3 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company or its Affiliates and that money damages may not provide adequate remedy to the Company.

              5.5       Covenants Currently Binding Executive. The Executive warrants that his employment by the Company will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants made by the Executive to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

              5.6       Litigation. There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive’s knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein.

              5.7       Review. The Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive’s choosing.

              5.8       Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

              5.9       Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

     6.     Dispute Resolution.

              6.1       Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees.

              6.2       No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

              6.3       Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of this Agreement including any award under an arbitration proceeding.

              6.4       Arbitration. SUBJECT TO THE COMPANY’S RIGHT TO SEEK INJUNCTIVE RELIEF AS SPECIFIED IN THIS AGREEMENT, ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, THE NATURE OF THE EXECUTIVE’S TERMINATION OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN THE STATE OF MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

     7.     Other Provisions.

              7.1       Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

(i) if to the Company, to:

Gene Logic Inc. 708 Quince Orchard Road Gaithersurg, MD 20878 Attention: Chief Financial Officer

with copies to:

Ariel Vannier, Esquire Venable, Baetjer, Howard and Civiletti, LLP 1201 New York Avenue Washington, DC 20005

(ii) if to the Executive, to:

Michael J. Brennan 9908 Conestoga Way Potomac, MD 20854

              Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

              7.2       Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

              7.3       Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

              7.4       Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland , and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

              7.5       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              7.6       Confidentiality. Neither party shall disclose the contents of this Agreement or of any other agreement they have simultaneously entered into to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

              7.7       Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

              7.8       Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

              7.9       Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity which buys substantially all of the Company’s assets. However, the Executive may not assign this Agreement without the prior written consent of the Company.

              7.10       Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

              7.11       Consent or Approval. Whenever under the terms of this Agreement the approval or consent of the Company is required or the Company must make any determination, the Company, unless this Agreement specifically requires otherwise, may not unreasonably withhold or delay that consent or approval.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement or caused it to be executed and attested by their duly authorized officers as a document under seal on the day and year first above written.

GENE LOGIC INC.

By: /s/ Mark D. Gessler

Mark D. Gessler Chairman of the Board

EXECUTIVE:

/S/ Michael J. Brennan

Michael J. Brennan